Exhibit (d)(11)(i)

TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of December 15, 2010, to the Investment Advisory Agreement dated as of November 7, 2005, as amended, between Transamerica Funds and Transamerica Asset Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

Fund Name Change. Any references to Transamerica AllianceBernstein International Value are revised to mean Transamerica Hansberger International Value in response to the name change of the fund effective December 15, 2010.

In all other respects, the Investment Advisory Agreement dated as of November 7, 2005, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of December 15, 2010.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher Staples

Name:	Christopher Staples
Title:	Senior Vice President

TRANSAMERICA FUNDS

By:	/s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher
Title:	Vice President, General Counsel and Secretary